Exhibit 10.1
TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of July 8, 2024 by and between AFC GAMMA, INC., a Maryland corporation (“AFC Gamma”), and SUNRISE REALTY TRUST, INC., a Maryland corporation (“SUNS”).
RECITALS
WHEREAS, AFC Gamma has elected to be treated and operates as a REIT and SUNS will elect and intends to qualify as a REIT for the taxable year ending December 31, 2024;
WHEREAS, AFC Gamma intends to effect a distribution (the “Distribution”) to the holders of the outstanding shares of AFC Gamma Common Stock, on a pro rata basis, of all or substantially all of the outstanding shares of SUNS Common Stock so that, following the Distribution, AFC Gamma and SUNS will be two (2) independent, publicly-traded companies;
WHEREAS, it is the intention of the Parties that the Distribution will be a taxable distribution under Section 301 of the Code; and
WHEREAS, in connection with the Distribution, the Parties desire to enter into this Agreement to provide for certain Tax matters.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section I.1General. As used in this Agreement, the following terms shall have the following meanings:
“Adjustment” means any change in the Tax liability of a taxpayer pursuant to a Final Determination, whether in connection with a Tax Contest, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.
“AFC Gamma Common Stock” shall have the meaning specified in the Separation and Distribution Agreement.
“AFC Gamma Group” shall have the meaning specified in the Separation and Distribution Agreement.
“AFC Gamma Liabilities” shall have the meaning specified in the Separation and Distribution Agreement.
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“AFC Gamma REIT Subsidiary” shall mean any Subsidiary of AFC Gamma that has elected to be treated as a REIT.
“AFC Gamma Separate Return” means any Tax Return of or including any member of the AFC Gamma Group (including any consolidated, combined or unitary return) that does not include any member of the SUNS Group.
“Affiliate” shall have the meaning specified in the Separation and Distribution Agreement.
“Agreement” shall have the meaning specified in the preamble.
“Benefited Party” shall have the meaning specified in Section 3.4(b).
“Business Day” shall have the meaning specified in the Separation and Distribution Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Dispute” shall have the meaning specified in Section 2.7.
“Dispute Date” shall have the meaning specified in Section 2.7.
“Distribution” shall have the meaning specified in the recitals.
“Distribution Date” shall have the meaning specified in the Separation and Distribution Agreement.
“Effective Time” shall have the meaning specified in the Separation and Distribution Agreement.
“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), or by a comparable form or agreement pursuant to the laws of a state, local, or non-United States taxing jurisdiction, except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement will not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or, where such periods are undefined or indefinite, in accordance with ordinary course limitation periods, by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.
“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article IV.
“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article IV.
“Intended Tax Treatment” shall be the tax treatment specified in Section 3.1 of this Agreement and sections 2.7 and 10.26 of the Separation and Distribution Agreement.
“IRS” shall mean the Internal Revenue Service.
“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the AFC Gamma Group together with one or more members of the SUNS Group.
“Party” shall mean AFC Gamma or SUNS, as the context may require.
“Person” shall have the meaning specified in the Separation and Distribution Agreement.
“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.
“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.
“REIT” shall have the meaning specified in the Separation and Distribution Agreement.
“Responsible Party” shall have the meaning specified in Section 3.4(b).
“Separation and Distribution Agreement” shall mean the Separation and Distribution Agreement by and between AFC Gamma and SUNS dated July 8, 2024, as may be amended.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Distribution Date.
“Subsidiary” shall have the meaning specified in the Separation and Distribution Agreement.
“SUNS” shall have the meaning specified in the recitals.
“SUNS Assets” shall have the meaning specified in the Separation and Distribution Agreement.
“SUNS Common Stock” shall have the meaning specified in the Separation and Distribution Agreement.
“SUNS Group” shall have the meaning specified in the Separation and Distribution Agreement.
“SUNS Liabilities” shall have the meaning specified in the Separation and Distribution Agreement.
“SUNS Separate Return” means any Tax Return of or including any member of the SUNS Group (including any consolidated, combined or unitary return) that does not include any member of the AFC Gamma Group.
“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties, built-in gains, prohibited transaction (as defined in Section 857(b)(6) of the Code), and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Tax Authority, including any interest, additions to Tax, or penalties applicable or related thereto, and (ii) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision of state or local law).
“Tax Advisor” shall mean Tax counsel or accounting firm of recognized national standing, in either case, with experience in the tax area involved in the Dispute or issue.
“Tax Authority” shall have the meaning specified in the Separation and Distribution Agreement.
“Tax Contest” shall mean any audit, review, examination, dispute, suit, action, proposed assessment, or other administrative or judicial proceeding with respect to Taxes.

“Tax Item” means, with respect to any income tax, any item of income, gain, loss, deduction or credit.
“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any attachments thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Tax Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Tax Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.
“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Distribution.
“Treasury Regulations” shall mean the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
Section I.2Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.
Section I.3References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section, or provision of this Agreement.
Article II
TAX RETURNS AND TAX PAYMENTS
Section II.1AFC Gamma Separate Returns and Joint Returns.
(a)AFC Gamma shall prepare and file, or cause to be prepared and filed, all AFC Gamma Separate Returns and Joint Returns, and each member of the SUNS Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as AFC Gamma may determine, after consulting with SUNS in good faith, are required or appropriate, or otherwise requested by AFC Gamma in connection with the filing of such Joint Return. SUNS will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that AFC Gamma determines are required to be filed or that AFC Gamma elects to file, in each case pursuant to this Section 2.1(a).
(b)The Parties and their respective Affiliates shall elect to close the Tax Period of each AFC Gamma Group member on the Distribution Date, to the extent permitted by applicable Tax Law.
Section II.2SUNS Separate Returns. SUNS shall prepare and file (or cause to be prepared and filed) all SUNS Separate Returns.
Section II.3Tax Reporting Practices.
(a)AFC Gamma Prepared Returns. Except as provided in Section 2.3(c), AFC Gamma shall prepare any Straddle Period Joint Return and, to the extent such Tax Return could affect SUNS, any AFC Gamma Separate Return, in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the AFC Gamma Group and the members of the SUNS Group prior to the Distribution Date with respect to such Tax Return. AFC Gamma shall submit to SUNS a draft of any such Tax Return at least forty-five (45) days prior to the due date for such Tax Return, subject to reasonable delay as communicated by AFC Gamma to SUNS, to enable SUNS to analyze and comment on such Tax Return. SUNS shall deliver any comments to such Tax Return to AFC Gamma no later than fifteen (15) days following the receipt of the draft of such Tax Return from AFC Gamma, subject to reasonable delay as communicated by SUNS to AFC Gamma. AFC Gamma and SUNS shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return. In the event AFC Gamma and SUNS are not able to resolve any such issues, such issues shall be resolved in accordance with the provisions of Section 2.7; provided, that if any such dispute is not resolved prior to the due date for the filing of any such Tax Return, such Tax Return shall be timely filed (or caused to be timely filed) by AFC Gamma as originally prepared by AFC Gamma and reflecting any changes already agreed to by AFC Gamma and SUNS, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.
(b)SUNS Prepared Returns. Except as provided in Section 2.3(c), with respect to any Tax Return that SUNS has the obligation and right to prepare, or cause to be prepared, under Section 2.1, to the extent such Tax Return could affect AFC Gamma, such Tax Return shall be prepared in accordance with Past Practices used by the members of the AFC Gamma Group and the members of the SUNS Group prior to the Distribution Date with respect to such Tax Return. SUNS shall submit to AFC Gamma a draft of any such Tax Return at least forty-five (45) days prior to the due date for such Tax Return, subject to reasonable delay as communicated by SUNS to AFC Gamma, to enable AFC Gamma to analyze and comment on such Tax Return. AFC Gamma shall deliver any comments on any such Tax Return to SUNS no later than fifteen (15) days following the receipt of the draft of such Tax Return from SUNS, subject to reasonable delay as communicated by AFC Gamma to SUNS. AFC Gamma and SUNS shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return. In the event that AFC Gamma and SUNS are not able to resolve any such issues, such issues shall be resolved in accordance with the provisions of Section 2.7; provided, that if any such dispute is not resolved prior to the due date for the filing of any such Tax Return, such Tax Return shall be timely filed (or caused to be filed) by SUNS as originally prepared by SUNS and reflecting any changes agreed to by AFC Gamma and SUNS, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.
(c)Consistency with Intended Tax Treatment. Except as otherwise agreed by the Parties, the Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to the applicable provisions of Section 3.1 of this Agreement or the Separation and Distribution Agreement, as applicable.
Section II.4Allocation of Taxes. Except as otherwise provided in this Article II, all Taxes shall be allocated as follows:
(a)Allocation of Taxes for Joint Returns. AFC Gamma shall be responsible for payment of all Taxes reported, or required to be reported, on any Joint Return that any member of the AFC Gamma Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to the operations or assets of any member of the SUNS Group for any Post-Distribution Period, SUNS shall be responsible for reimbursing AFC Gamma for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by AFC Gamma within ten (10) days of AFC Gamma’s written request for such reimbursement to SUNS.
(b)Allocation of Taxes for Separate Returns.
(i)AFC Gamma shall be responsible for payment of all Taxes reported, or required to be reported, on (A) a AFC Gamma Separate Return or (B) a SUNS Separate Return with respect to a Pre-Distribution Period.
(ii)SUNS shall be responsible for payment of all Taxes reported, or required to be reported, on a SUNS Separate Return with respect to a Post-Distribution Period.
(c)Taxes Not Reported on Tax Returns. Except as otherwise set forth in this Agreement:
(i)AFC Gamma shall be responsible for payment of any Tax attributable to any member of the AFC Gamma Group or, with respect to a Pre-Distribution Period, the SUNS Group, that is not required to be reported on a Tax Return.
(ii)SUNS shall be responsible for payment of any Tax attributable to any member of the SUNS Group with respect to a Post-Distribution Period that is not required to be reported on a Tax Return.

(d)Allocation Conventions.
(i)All Taxes allocated pursuant to this Section 2.4 shall be apportioned between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by AFC Gamma and SUNS; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.
(ii)Any Tax Item of SUNS or any member of the SUNS Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time and not contemplated by this Agreement, the Separation and Distribution Agreement or the Ancillary Agreements shall be properly allocable to SUNS and any such transaction by or with respect to SUNS or any member of the SUNS Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.
Section II.5Transfer Taxes. All Transfer Taxes, if any, shall be paid 50% by SUNS and 50% by AFC Gamma. AFC Gamma will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, that SUNS shall use its reasonable best efforts to make available any materials reasonably requested by AFC Gamma with respect to Transfer Taxes or related planning.
Section II.6Amended Returns. Without the prior written consent of AFC Gamma, which consent shall not be unreasonably withheld, conditioned, or delayed, SUNS shall not, and shall not permit any member of the SUNS Group to, file any amended Tax Return for a Pre-Distribution Period or Straddle Period that includes AFC Gamma to the extent that any such amended Tax Return could have an effect on the AFC Gamma Group. Without the prior written consent of SUNS, which consent shall not be unreasonably withheld, conditioned, or delayed, AFC Gamma shall not, and shall not permit any member of the AFC Gamma Group to, file any amended Tax Return for a Pre-Distribution Period or Straddle Period to the extent that any such amended Tax Return could have an effect on the SUNS Group.
Section II.7Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, other than any dispute in connection with a claim by a third party (which shall be the subject of Article 5) (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within ten (10) calendar days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the dispute. The Parties shall use reasonable best efforts to select an acceptable Tax Advisor, but if the Parties are unable to agree upon a Tax Advisor within five (5) calendar days, the Tax Advisor selected by AFC Gamma and the Tax Advisor selected by SUNS shall jointly select a Tax Advisor that will resolve the dispute. The Parties shall use reasonable best efforts to cause the Tax Advisor chosen to resolve the Dispute to furnish written notice to the Parties of its resolution of such Dispute no later than fifteen (15) calendar days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. The fees and expenses of the Tax Advisor will be allocated between AFC Gamma and SUNS on an inversely proportional basis, based on the relative portions of the aggregate amount of items submitted with respect to a Dispute to the Tax Advisor for resolution that ultimately are awarded to each of AFC Gamma, on the one hand, and SUNS, on the other hand, by the Tax Advisor in its final determination (e.g., if $100,000 is in dispute, and of that amount the Tax Advisor awards $75,000 to AFC Gamma and $25,000 to SUNS, then AFC Gamma will be responsible for 25%, and SUNS will be responsible for 75%, of the costs, fees and expenses of the Tax Advisor).
Article III
COVENANTS
Section III.1Tax Treatment. The Parties agree that the Distribution is intended to be a taxable distribution under Section 301 of the Code, and the Parties and their respective Subsidiaries shall report the Distribution for all Tax purposes in all respects consistently with such treatment, and shall not take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a Final Determination.
Section III.2Covenants of AFC Gamma.
(a)AFC Gamma shall use its commercially reasonable efforts to cooperate with SUNS, as necessary, to enable SUNS to qualify for taxation as a REIT and receive customary legal opinions concerning SUNS’s qualification and taxation as a REIT, including by providing information and representations to SUNS and their respective tax counsel with respect to the composition of AFC Gamma’s income and assets, composition of the holders of stock of AFC Gamma and AFC Gamma’s organization, operation, and qualification as a REIT.
(b)AFC Gamma shall use reasonable best efforts to maintain its REIT status for each of its taxable years ending on or before December 31, 2024, unless AFC Gamma obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS, on which SUNS can rely, substantially to the effect that AFC Gamma’s failure to maintain its REIT status will not prevent SUNS from making a valid REIT election for any taxable year, or otherwise cause SUNS to fail to qualify for taxation as a REIT for any taxable year, pursuant to Section 856(g)(3) of the Code.
Section III.3Covenants of SUNS. SUNS shall take all actions, and refrain from taking all actions, as are necessary to ensure that SUNS will qualify for taxation as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2024.
Section III.4Tax Refunds.

(a)AFC Gamma shall be entitled to all Refunds of Taxes for which a member of the AFC Gamma Group is or may be responsible (including pursuant to a reimbursement obligation) pursuant to this Agreement, and SUNS shall be entitled to all Refunds of Taxes for which a member of the SUNS Group is or may be responsible (including pursuant to a reimbursement obligation) pursuant to this Agreement. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund, less any reasonable costs or expenses or Taxes incurred in procuring such Refund.
(b)In the event of an Adjustment for which one Party (the “Responsible Party”) is or may be responsible pursuant to this Agreement which would have given rise to a Refund but for an offset against the Taxes for which a Party in the other Group (the “Benefited Party”) is or may be liable pursuant to this Agreement, then the Benefited Party shall pay to the Responsible Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, solely to the extent the Benefited Party actually realizes the benefit of applying such Refund in cash, and less any reasonable costs or expenses or Taxes incurred in applying such Refund as an offset.
(c)Notwithstanding Section 3.4(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Tax Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to a Party in the other Group pursuant to this Section 3.4, such first Party shall pay such amount to the other Party no later than the due date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable, in each case solely to the extent the Party applying (or causing to be applied) the overpayment of Taxes actually realizes the benefit of applying such overpayment in cash, and less any reasonable costs or expenses or Taxes incurred in applying such overpayment as a credit toward or reduction in Taxes otherwise payable.
(d)To the extent that the amount of any Refund under this Section 3.4 is later reduced pursuant to an Adjustment, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 3.4 and an appropriate adjusting payment shall be made.
Article IV
INDEMNIFICATION
Section IV.1Indemnification by SUNS. SUNS shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the AFC Gamma Group from and against:
(a)all Taxes allocated to SUNS (including Taxes that give rise to any reimbursement obligation to AFC Gamma) pursuant to Section 2.4;

(b)all Taxes of any member of the AFC Gamma Group attributable to a breach of any covenant in Section 3.3; and
(c)any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that AFC Gamma expects could result in any member of the AFC Gamma Group becoming entitled to indemnification under this Section 4.1.
Indemnification under this Agreement shall follow the procedures described in Article 6 of the Separation and Distribution Agreement as if the foregoing Taxes in this Section 4.1 were SUNS Liabilities, except to the extent such procedures conflict with anything described herein.
Section IV.2Indemnification by AFC Gamma. AFC Gamma shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the SUNS Group from and against:
(a)all Taxes allocated to AFC Gamma pursuant to Section 2.4;
(b)all Taxes of any member of the SUNS Group attributable to a breach of any covenant in Section 3.2; and
(c)any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that SUNS expects could result in any member of the SUNS Group becoming entitled to indemnification under this Section 4.2.
Indemnification under this Agreement shall follow the procedures described in Article 6 of the Separation and Distribution Agreement as if the foregoing Taxes in this Section 4.2 were AFC Gamma Liabilities, except to the extent such procedures conflict with anything described herein.
Article V
TAX CONTESTS
Section V.1Notice of Tax Contests. Within thirty (30) days after an Indemnified Party receives written notice of the commencement of a Tax Contest that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article IV, such Indemnified Party shall notify the Indemnifying Party of such Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Contest. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Contest within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.
Section V.2Conduct of Tax Contests.

(a)Generally. Except as provided in Section 5.2(c)(i), AFC Gamma shall have the sole right to control any Tax Contest and represent the interests of the members of the AFC Gamma Group and the members of the SUNS Group and to employ counsel of its choice at its expense in any Tax Contest relating to (i) any Joint Tax Return and (ii) any AFC Gamma Separate Tax Return (each, a “AFC Gamma Tax Contest”). Except as provided in Section 5.2(c)(ii), SUNS shall have the sole right to represent the interests of the members of the SUNS Group and the members of the AFC Gamma Group and to employ counsel of its choice at its expense in any Tax Contest relating to any SUNS Separate Tax Return (each, a “SUNS Tax Contest”).
(b)Power of Attorney. SUNS shall (and shall cause the members of the SUNS Group to) execute and deliver to AFC Gamma any power of attorney or other document requested by AFC Gamma in connection with any AFC Gamma Tax Contest. AFC Gamma shall (and shall cause the members of the AFC Gamma Group to) execute and deliver to SUNS any power of attorney or other document requested by SUNS in connection with any SUNS Tax Contest.
(c)Participation Rights.
(i)AFC Gamma Tax Contests. In the event of any AFC Gamma Tax Contest the resolution of which could reasonably be expected to give rise to an indemnification obligation of SUNS pursuant to Article IV, (A) AFC Gamma shall consult with SUNS reasonably in advance of taking any significant action in connection with such Tax Contest, (B) AFC Gamma shall consult with SUNS and offer SUNS a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) AFC Gamma shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) AFC Gamma shall provide SUNS copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. AFC Gamma shall not settle, compromise or abandon any such Tax Contest with respect to any items that give rise to an indemnification obligation of SUNS pursuant to Article IV without obtaining the prior written consent of SUNS, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)SUNS Tax Contests. In the event of any SUNS Tax Contest the resolution of which could reasonably be expected to give rise to an indemnification obligation of SUNS pursuant to Article IV, (A) SUNS shall consult with AFC Gamma reasonably in advance of taking any significant action in connection with such Tax Contest, (B) SUNS shall consult with AFC Gamma and offer AFC Gamma a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) SUNS shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) SUNS shall provide AFC Gamma copies of any written materials relating to such Tax Contest received from the relevant Tax Authority. SUNS shall not settle, compromise or abandon any such Tax Contest with respect to any items that give rise to an indemnification obligation of AFC Gamma pursuant to Article IV without obtaining the prior written consent of AFC Gamma, which consent shall not be unreasonably withheld, conditioned or delayed.
Article VI
COOPERATION
Section VI.1General. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return, the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement and ensuring SUNS qualifies for taxation as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2024. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.
Article VII
RETENTION OF RECORDS; ACCESS
Section VII.1Retention of Records; Access. The Parties shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either the AFC Gamma Group or the SUNS Group for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) using commercially reasonable efforts to do so within five (5) Business Days, give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. At any time after the Distribution Date that AFC Gamma or any member of the AFC Gamma Group proposes to destroy such material or information, AFC Gamma shall first notify SUNS in writing and SUNS shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that SUNS or any member of the SUNS Group proposes to destroy such material or information, SUNS shall first notify AFC Gamma in writing and AFC Gamma shall be entitled to receive such materials or information proposed to be destroyed. The obligations set forth above in this Section 7.1 shall continue until the later of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations, in each case with respect to the matters to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.
Section VII.2Confidentiality; Ownership of Information; Privileged Information. The provisions of sections 7.5 and 7.7 of the Separation and Distribution Agreement relating to confidentiality of information, ownership of information, privileged information, and related matters shall apply with equal force to any records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement.
Article VIII
MISCELLANEOUS PROVISIONS
Section VIII.1Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.
Section VIII.2Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.
Section VIII.3Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof) and remain in full force and effect in accordance with their applicable terms.
Section VIII.4Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):
If to AFC Gamma:
AFC Gamma, Inc.
525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 510-2390
Attn: Investor Relations
IR@afcgamma.com

If to SUNS:

525 Okeechobee Blvd.
Suite 1650
West Palm Beach, FL 33401
Tel: (561) 510-2390
Attn: Investor Relations
IR@thetcg.com

or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.
Section VIII.5Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
Section VIII.6Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.
Section VIII.7Tax Treatment of Payments. Any payment made pursuant to this Agreement (including any reimbursement paid pursuant to Section 2.4 and any indemnity payment made pursuant to Section 4.2) shall be treated in the same manner as described under Section 10.26 of the Separation and Distribution Agreement.
Section VIII.8Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy, or claim hereunder.
Section VIII.9No Strict Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.
Section VIII.10Application to Present and Future Subsidiaries; Performance. This Agreement is being entered into by the Parties on behalf of themselves and their respective Subsidiaries. This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of any Party to this Agreement in the future. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section VIII.11Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section VIII.12Exhibits and Schedules. The exhibits and schedules, if any, attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein..
Section VIII.13Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Maryland, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.
Section VIII.14Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.
AFC GAMMA, INC.

By:    /s/ Daniel Neville
Name: Daniel Neville
Title: Chief Executive Officer
SUNRISE REALTY TRUST, INC.

By:     /s/ Brian Sedrish
Name: Brian Sedrish
Title: Chief Executive Officer